Exhibit 3
Names and Address of the Managers
Credit Suisse Securities (USA) LLC
11 Madison Avenue
New York, NY 10010
Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
HSBC Securities (USA) Inc.
452 Fifth Avenue
New York, NY 10018